UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

4401 Barclay Downs Drive,
Suite 300
Charlotte, North Carolina		28209
(Address of principal		(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On March 19, 2007, Cogdell Spencer Inc. (the “Company”) and Cogdell Spencer LP, the Company’s operating partnership (the “Operating Partnership”), entered into an underwriting agreement with Banc of America Securities LLC as representative of the underwriters named in the underwriting agreement. Pursuant to the terms of the underwriting agreement, the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, 3,500,000 shares of the Company’s common stock at a purchase price of $20.0025 per share (the “Offering”). In addition, the Company granted to the underwriters a 30-day option to purchase an additional 525,000 shares of the Company’s common stock to cover over-allotments, if any. The Company expects to receive net proceeds from the Offering of approximately $69,831,375 after deducting underwriting discounts and commissions, and estimated transaction expenses payable by the Company of $177,375, net of expense reimbursements of $422,625 (or approximately $80,332,688 if the underwriters exercise their option to purchase additional shares of common stock in full). The underwriting agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions.
The preceding description is qualified in its entirety by reference to the underwriting agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
1.1	Underwriting Agreement dated March 19, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: March 21, 2007

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 1.1	Underwriting Agreement dated March 19, 2007

4